UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2009

EMERGING VISION, INC.
(Exact name of Registrant as specified in its charter)

New York	001-14128	11-3096941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Quentin Roosevelt Boulevard
Garden City, New York 11530
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (516) 390-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 30, 2009, Christopher G. Payan resigned as a director of Emerging Vision, Inc. (the “Company”).  Additionally, as previously disclosed on a Current Report on Form 8-K dated September 3, 2009, the Company did not renew Mr. Payan’s employment agreement which expired on November 30, 2009.  Effective December 1, 2009, Glenn Spina was appointed as the Company’s Chief Executive Officer and President and as a Class II Director of the Company.  From early 2009 until joining the Company, Mr. Spina served as a consultant for new business development for Millennium Holdings, a U.S. and Japanese based healthcare company.  From 2005 through the end of 2008, Mr. Spina served as the President and Chief Executive Officer of The Quasar Group, Inc., a company engaged in the business of creating digital orthotics.  From 2004 to 2005, Mr. Spina was the Chief Executive Officer of Bodyplan Institute LLC, an imaging and radiology company.  Mr. Spina holds a Bachelor’s Degree and a Master’s Degree from C.W. Post University, where he graduated Summa Cum Laude.

Effective December 1, 2009, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Spina to serve as the Company’s Chief Executive Officer and President and to serve as a Class II Director of the Company during the term of the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Spina will be entitled to receive an annual base salary of $250,000 (the “Base Salary”).  Mr. Spina shall also be entitled to an annual bonus for each calendar year or pro-rata portion thereof over the term of the Employment Agreement equal to 5% of the Company’s EBITDA (as defined in the Employment Agreement) that exceeds $2,000,000 (the “Performance Bonus”).  Additionally, subject to the Company’s shareholders approving the authorization of not less than 50,000,000 additional shares of Class A Common Stock of the Company (the “Shares”) at the next annual meeting of shareholders of the Company, Mr. Spina shall be entitled to a non-qualified stock option pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”) to purchase 3,000,000 Shares (the “Stock Option”) having an exercise price equal to the fair market value of the Shares as of the date of the grant of the Stock Option.  If granted, the Stock Option shall vest to the extent of 1,000,000 shares on January 1, 2011, 1,000,000 shares on January 1, 2012 and 1,000,000 shares on January 1, 2013.  If granted, the Stock Option shall be issued in accordance with the terms of the Plan and shall be subject to such other terms and conditions as the Board of Directors or the Compensation Committee shall determine.  Mr. Spina shall also be entitled to (i) participate in any pension plans, profit-sharing plans, medical insurance plans and retirement benefit plans that the Company may maintain for its executive employees, (ii) reimbursement for certain reasonable out-of-pocket business expenses, (iii) receive a monthly automobile allowance in an amount not to exceed $600 and (iv) a one-time relocation allowance in an amount not to exceed $20,000.

Unless earlier terminated in accordance with the terms of the Employment Agreement, the term of the Employment Agreement shall end on December 31, 2012 (the “Term”).  In the event Mr. Spina’s employment is terminated by the Company without Just Cause (as defined in the Employment Agreement), Mr. Spina shall be entitled to (i) Base Compensation for the lesser of (x) an amount equal to 6 months Base Compensation or (y) the number of months until the end of the Term and (ii) the Performance Bonus, if any, pro rated for the year in which such termination occurs.

In the event Mr. Spina’s employment is terminated by the Company with Just Cause (as defined in the Employment Agreement), he shall have no right to receive compensation or other benefits for any period after the termination for Just Cause except those that have accrued through such date.

In the event of Mr. Spina’s resignation, he shall be entitled to receive the Base Compensation and any accrued benefits and expenses through the date of resignation.

Pursuant to the Employment Agreement, during the Term and for a period of 2 years following his resignation or the termination of his employment, Mr. Spina is prohibited from soliciting any of the Company’s employees.  Further, during the Term and for a period of 2 years following his resignation or the termination of his employment for Just Cause, Mr. Spina is prohibited from entering into a business relationship with any Company Relationship (as defined in the Employment Agreement).  Lastly, during the Term and for a period of 1 year following his resignation or the termination of his employment, Mr. Spina is prohibited from competing with the Company.

The Employment Agreement also prohibits Mr. Spina from using or disclosing any confidential information or trade secret of the Company or any of its subsidiaries.

Mr. Spina does not have any family relationship with any director or executive officer of the Company and has not entered into transactions with related persons of the Company since the beginning of the last fiscal year.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, effective as of December 1, 2009, by and between Emerging Vision, Inc. and Glenn Spina.
99.1	Press Release, dated December 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGING VISION, INC.

By:  /s/Brian P. Alessi
        Brian P. Alessi
        Chief Financial Officer

Date: December 4, 2009